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                                                                   EXHIBIT 99.2

MEDIALOGIC
310 South Street
Plainville, MA 02762
Fax: 508/695/2005

Contact:  Paul M.O'Brien               Richard Adler/Arthur Dimond
MediaLogic, Inc.                       Dimond Communciations Group
(508)695-2006                          (617) 424-8373
mladl@aol.com                          adimond@dimondgroup.com

                        MEDIALOGIC COMPLETES EQUITY FINANCING

PLAINVILLE, MA, December 30, 1997 -- MediaLogic, Inc. (AMEX:TST), a leading developer of automated data library systems, today announced that it has completed a private placement of the Company's common stock. Gross proceeds from the placement were $1,530,000.

William E. Davis, Jr., president of MediaLogic, said: "This equity investment is evidence of confidence in the Company's future. Proceeds will be used primarily to fund increased production of AIT and DLT tape libraries to meet a growing backlog."

MediaLogic designs and sells innovative automated tape library systems. These tape libraries, in 4mm, 8mm, AIT and DLT models, provide an ideal solution for users requiring automated data backup or who have outgrown their current autoloaders, stackers or small tape libraries. MediaLogic libraries allow the user to configure a library to meet its current needs and to add features, scale up to multi-terabyte storage capacities, and increase throughput speed as requirements change.

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The Company wishes to take advantage of the "safe harbor" provisions of the
Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act. Such forward-looking statements may include, but are not limited to, statements regarding development and sales of the Company's tape library product line. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company.

The Company does not fully satisfy all of the American Stock Exchange guidelines for continued listing and there is no assurance listing will be continued.

Founded in 1982, MediaLogic, Inc. develops and sells tape based automated library systems designed to meet corporate information management needs. The Company also manufactures evaluation equipment for computer disks and tape as well as industrial disk drives for high reliability applications.

For further information on MediaLogic and its products, visit the company's web site at http//www.ADLinc.com.









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